SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)*

                                 AGILE SOFTWARE
                               ------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                     ------
                         (Title of Class of Securities)

                                   00846X105
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 2 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VI        94-3166265
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,631,214
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,631,214
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,631,214
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  11.6%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------



                                                         Page 2 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 3 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (O)        94-3166264
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,631,214
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,631,214
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,631,214
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  11.6%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                         Page 3 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 4 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS VI        94-3166266
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        144,572
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        144,572
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        144,572
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  LESS THAN 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 4 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 5 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 5 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 6 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 6 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 7 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 7 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 8 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS F. STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 8 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                   13G                                Page 9 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MARK STEVENS
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                         Page 9 of 14 Pages


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 10 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DOUGLAS LEONE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                        Page 10 of 14 Pages

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 00846X105                                                  13G                                Page 11 of 14 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              J. THOMAS MCMURRAY
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     [ ]
                                                                                              (b)     [X]
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                NONE
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                        2,775,786
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

                                        NONE
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,775,786
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   12.28%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


                                                        Page 11 of 14 Pages

Item 1.

       (a)        Name of Issuer:       AGILE SOFTWARE

       (b)        Address of Issuer's Principal Executive Offices:
                                        One Almaden Boulevard
                                        San Jose, California

Item 2.

       (a)        Name of Persons Filing:       Sequoia Capital VI ("SC VI")
                                                Sequoia Partners (O) ("SP(O)")
                                                Sequoia Technology Partners VI
                                                  (STP VI")
                                                Donald Valentine ("DV")
                                                Pierre Lamond ("PL")
                                                Michael Moritz ("MM")
                                                Douglas Leone ("DL")
                                                Mark Stevens ("MS")
                                                J. Thomas McMurray ("JTM")
                                                Thomas F. Stephenson ("TFS")

       (b)        Address of Principal Business Office or, if None, Residence:
                                                3000 Sand Hill Road, 4-280
                                                Menlo Park, CA 94025



      (c)        Citizenship:  PL, MM, DL, DV, MS, JTM, TFS: USA
                               SP(O), SC VI, STP VI: California



       (d)        Title of Class of Securities:         Common


       (e)        CUSIP Number:                         00846X105


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

                                NOT APPLICABLE

Item 4.  Ownership

                                SEE ROWS 5 THROUGH 11 OF COVER PAGES

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

      Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                                NOT APPLICABLE

                              Page 12 of 14 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                                NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group

                                NOT APPLICABLE

Item 9.  Notice of Dissolution of Group


                                NOT APPLICABLE
Item 10. Certification

       [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]



                              Page 13 of 14 Pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 7, 2000

SEQUOIA CAPITAL VI
By its General Partner
SEQUOIA PARTNERS (O)

--------------------------------
Michael Mortiz,  General Partner

Sequoia Technology Partners VI



--------------------------------
Donald Valentine


--------------------------------
Pierre Lamond


--------------------------------
Thomas F. Stephenson


--------------------------------
Michael Moritz


--------------------------------
Mark Stevens


--------------------------------
J. Thomas McMurray



                              Page 14 of 14 Pages